Exhibit 10.2

STANDSTILL AGREEMENT

Recitals:

A. PDG, P.A. and Dental Specialists of Minnesota, P.A. (collectively, “PDG”), and American Dental Partners, Inc. and PDHC Ltd. (“PDHC”) are involved in a mediation/settlement discussions relating to certain litigation matters and the continuing relationship between the parties.

B. The parties have entered into a Settlement Agreement, attached hereto (“Settlement Agreement”), which contains a provision regarding the need for PDHC to obtain the approval of its lenders and related matters (“Lender Approval”).

C. Based upon the need for Lender Approval and to avoid the uncertainty of both parties and their respective employees, the parties have agreed to this Standstill Agreement, as follows:

AGREEMENT

1. Unless otherwise agreed to in writing by the parties, PDHC and PDG shall continue in their current relationship with respect to the operations of the Park Dental and the Dental Specialists Clinics through January 31, 2008, such that PDG doctors will continue to practice at their existing clinics and PDHC will provide services to them under the terms of the parties’ Service Agreement; provided that the doctors employed by James Ludke, D.D.S., PLLC (“Ludke”) will be practicing with PDG on a contract basis through Ludke, but accounted for under the Service Agreement as if employed by PDG, earning the same level of compensation and bonuses as such doctors earned as employees of PDG in 2007 or, if such doctors were not employed by PDG during 2007, the same level of compensation and bonuses as such doctors would have earned as employees of PDG in 2007.

2. In the event that PDHC obtains Lender Approval on or before the close of business on January 11, 2008, this Standstill Agreement shall be null and void, and the parties will continue their relationship pursuant to the terms of the Settlement Agreement.

3. In the event that PDHC fails to obtain Lender Approval on or before the close of business on January 11, 2008, the Settlement Agreement shall be null and void and the parties do not waive any rights they have against the other party except to the extent that they agree to be bound by this Standstill Agreement, and this Standstill Agreement shall not alter or affect the rights of the parties to pursue whatever remedies that existed as of the date hereof.

4. If PDHC obtains Lender Approval after December 31, 2007, but on or before January 11, 2008, then: (a) the Service Agreement shall be deemed terminated effective December 31, 2007, (b) the economic relationship of the parties shall be deemed to be as reflected in the Settlement Agreement beginning January 1, 2008, and (c) the parties will make such retroactive financial adjustments, including any necessary payments, with respect to the portion of January 2008 during which this Standstill Agreement is in effect to put the parties in the position of such deemed economic relationship.

PDG, P.A.		DENTAL SPECIALISTS OF MINNESOTA, P.A., LTD.

By:	/s/ John Gulon, DDS	By:	/s/ Alan S. Law, DDS, PhD
Its:	President	Its:	President

PDHC LTD.		AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao	By:	/s/ Gregory A. Serrao
Its:	Chairman	Its:	Chairman